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MEMORANDUM                                               Exhibit No. 99.1


TO:       Analysts and Brokers

FROM:     Delbert Seitz

DATE:     August 9, 1994

SUBJECT:  INFORMATION ABOUT THE CUDDY TRANSACTION

   I.     Cuddy Assets Purchased (in millions)

          Working Capital. . . . . . . . . . $40.4
          Plant, Property & Equipment  . . .  32.2
          Other Assets . . . . . . . . . . .   1.2

               TOTAL . . . . . . . . . . . . $73.8

          Assets were purchased at approximately book value and will not require any allocation of value to goodwill. These values are subject to post-closing adjustments which are not thought to be material.

          Payment will be made with $43.0 million of cash financed with variable rate interest loans and $30.8 million of equity. Shares issued may range from 1,283,333 shares of common stock at $24.00 per share to 1,100,000 shares at $28.00 per share. Post-closing adjustments will be adjusted with equity, not cash.

          Each dollar invested in Cuddy buys $2.7 of sales ($200.0 million sales divided by $73.8 million of investment). This compares favorably to our recent Moorefield, West Virginia chicken expansion that added approximately $1.7 of sales per dollar invested. The Cuddy transaction acquires existing turkey production capacity and markets and does not expand the industry.

  II.     WLR Foods Approaches One Billion Dollars in Sales

          Sales for the food division of Cuddy in their last completed fiscal year were approximately $200 million. This should bring WLR Foods sales to one billion in 1995.

 III.     WLR Foods Becomes Number Two in Turkey Processing

          Based on December 1993 issue of "Turkey World", for calendar year 1994, Wampler-Longacre will grow 502 million pounds of live weight turkey and Cuddy 240 million pounds. The combined total of 742 million pounds of live weight turkey clearly puts WLR Foods second in the industry to Con Agra's Butterball Turkey Co.

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INFORMATION ABOUT THE CUDDY TRANSACTION
Page 2

  IV. Cuddy Strengthens WLR Foods Position in Further Processed Turkey and Food Service Markets

          More than half of all Cuddy sales are further processed, value added products with a heavy emphasis in food service and institutional markets. This fits WLR Foods long-term strategy for increased value added and food service sales.

   V. The Addition of Approximately 1.2 Million Common Shares Adds Shareholder Value

          Because of the relative low number of shares issued for the amount of equity acquired, the book value of all shares outstanding will be increased by over $1.00 per share. Dividing $200 million of added sales by 1.2 million added shares, results in $167 of sales for each share issued. This increases the sales per share for all WLR common stock outstanding from approximately $65 per share to $75 per share.

          Based on the shares to be issued, the transaction will be accretive as Cuddy is expected to meet WLR Foods existing gross margin rate and later, when synergies and cost improvements are implemented, contribute even more to earnings per share.
DLS/ths